As filed with the Securities and Exchange Commission on October 30, 2000
                                                      Registration No. 333-77951

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington. D.C. 20549

                         Post-Effective Amendment No. 1
                                       to
                                    Form S-8


       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED


                           PIPELINE TECHNOLOGIES, INC.
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)


  Colorado                         4813                           84-1120323
----------------        ------------------------------       -------------------
(State or other         (Primary Standard Industrial         (I.R.S. Employer
jurisdiction of         Classification Code Number)          Identification No.)
incorporation or
organization)


            1001 Kings Avenue, Suite 200, Jacksonville, Florida 32207
                                 (904) 346-0170
        -----------------------------------------------------------------
        (Address and telephone number of registrant's principal executive offices and place of business)


                 NON-QUALIFIED STOCK OPTION AND STOCK GRANT PLAN
                 -----------------------------------------------
                            (Full title of the plan)


                              Timothy J. Murtaugh,
                      President and Chief Executive Officer
                           Pipeline Technologies, Inc.
                          1001 Kings Avenue, Suite 200
                           Jacksonville, Florida 32207
                                 (904) 346-0170
           -----------------------------------------------------------
          (Name and address and telephone number of agent for service)


           Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             David J. Babiarz, Esq.
                       Overton, Babiarz & Associates, P.C.
                            7720 E. Belleview Avenue
                            Building 46-B, Suite 200
                           Greenwood Village, CO 80111
                                  (303)779-5900
           -----------------------------------------------------------

                                     PART I

              Information Required in the Section 10(A) Prospectus

     Information required by Part 1 of this Form is included in documents sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428(a) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

     This Registration Statement also contains a Prospectus, prepared in accordance with the requirements of Part I of Form S-3 (in accordance with Section C of the General Instructions to Form S-8), which covers re-offers and re-sales by directors and executive officers of the Registrant of shares of the Common Stock that may be issued under the Non-Qualified Stock Option and Stock Grant Plan (the "Plan").

P R O S P E C T U S
-------------------

                           PIPELINE TECHNOLOGIES, INC.

                                  Common Stock,
                            $.001 par value per share

     This Prospectus may be used in connection with the offering, from time to time, by certain shareholders (the "Selling Shareholders") of Pipeline Technologies, Inc. of up to 1,000,000 shares of common stock, par value $.001 per share, which may be acquired pursuant to (i) the exercise of options granted to certain of our directors or executive officers under our Non-qualified Stock Option and Stock Grant Plan or (ii) the grant of shares to such officers and directors pursuant to that plan.

     We have been advised that the shares may be sold through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The aggregate proceeds to the Selling Shareholders from the sale of the Shares so offered will be the purchase price of the Shares sold less the aggregate commissions, discounts and other compensation, if any, paid to broker-dealers and other expenses of the offering and sale of the Shares. We know of no selling arrangement between any broker-dealer and the Selling Shareholders. We will not receive any of the proceeds from the sale of the Shares but will bear all of the expenses of registering the Shares under the Securities Act of 1933, as amended (the "Securities Act"). (See "PLAN OF DISTRIBUTION")

     The shares of our Common Stock are traded over the counter and quoted in the Bulletin Board maintained by the NASD under the symbol "WRSB." On October 26, 2000, the closing high bid and low asked prices of the Common Stock as reported in the Bulletin Board was $4.125 and $4.375, respectively.

     The Selling Shareholders and any broker-dealers that participate with the Selling Shareholders in the offering and sale of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discount or commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. (See "PLAN OF DISTRIBUTION")

THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.

                           SEE "RISK FACTORS," PAGE 2.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October 30, 2000.

     No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation, or in any jurisdiction where such solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that the information contained or incorporated by reference herein is correct as of the time subsequent to its date.

                                TABLE OF CONTENTS

OUR BUSINESS............................................................1
------------

   BACKGROUND...........................................................1
   ----------
   PRODUCTS AND SERVICES................................................1
   ---------------------
   OUR STRATEGY.........................................................1
   ------------
   THE NETWORK..........................................................2
   -----------

RISK FACTORS............................................................2
------------

   RISKS ASSOCIATED WITH OUR FINANCIAL POSITION.........................2
   --------------------------------------------
   BUSINESS FACTORS THAT MAY NEGATIVELY AFFECT OUR OPERATIONS...........3
   ----------------------------------------------------------
   OTHER FACTORS THAT MAY NEGATIVELY AFFECT OUR COMMON STOCK............7
   ---------------------------------------------------------

SELLING SHAREHOLDERS....................................................9
--------------------


PLAN OF DISTRIBUTION...................................................10
--------------------


EXPERTS................................................................11
-------


LEGAL MATTERS..........................................................11
-------------


PART II..............................................................II-1
-------

   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT................II-1
   --------------------------------------------------

SIGNATURE............................................................II-4
---------

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional offices: the Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and the Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     We have also filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities included in this Prospectus. For further information about us and the shares offered by this Prospectus, reference is made to the Registration Statement and the exhibits thereto. Any interested party may inspect the Registration Statement, and the exhibits thereto, without charge, at the public reference facilities of the Commission and may obtain copies of all or any portion of the Registration Statement from the Commission upon payment of the prescribed fees.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by us with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

     (a) Our Annual Report on Form 10-KSB for the transition period ended June 30, 2000 (File No. 0-23823); and

     (b) The description of the Common Stock contained in our Form 8-A dated February 19, 1998.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares described in this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, copies of any or all of the documents which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Pipeline Technologies, Inc., 1001 Kings Avenue, Suite 200, Jacksonville, Florida 32207, (904) 346-0170, attention: Timothy J. Murtaugh, President.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated herein by reference contain statements that plan for or anticipate the future. Forward-looking statements include statements about the future of the telecommunications industry, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified under "RISK FACTORS," include:

     (a) changes in general economic and business conditions affecting the communications industry;

     (b)  new   regulations   which   might  be  adopted  by  Federal  or  state
          governments;

     (c)  our costs and the pricing of our services;

     (d)  the level of demand for our services; and

     (e)  changes in our business strategies.

                                  OUR BUSINESS

Background

     We are a Colorado corporation incorporated on July 18, 1995. We were originally founded to acquire and race thoroughbred racehorses. In June, 2000, our subsidiary, WRS Merger Corp., was merged into Pipeline Technologies, Inc., a Florida corporation, and we began operation in the communications industry. At that time, we began doing business under the name Pipeline Technologies. On October 26, 2000, after approval by our shareholders, we amended our Articles of Incorporation to formally change our name to Pipeline Technologies, Inc.


Products and Services

     We currently offer nationwide, voice over Internet protocol ("VoIP") based, monthly flat-rate long distance service. Our services are marketed under the tradename "Ride the Pipe.com." Customers who subscribe to our service are offered unlimited long distance service for a flat monthly rate which varies between residential and commercial customers. Our service is distinguished from that of traditional telephone companies, as we offer flat-rate long distance service for which traditional telephony companies bill on a usage-sensitive basis.

     Our VoIP service utilizes a private network to transmit voice in a manner similar to information transmitted over the Internet. However, we believe our technology offers advantages to using the Internet as a network. We intend to utilize this emerging technology to provide flat-rate, unlimited long distance service to affinity groups and members of the general public.

     We also offer VoIP based prepaid long distance calling cards to customers throughout the United States. Similar to calling cards offered by a variety of other companies, our calling cards offer prepaid long distance calling anywhere in the U.S. Unlike other companies, however, our cards do not charge a connection fee, so all of the customers' money goes directly into long distance service. We also believe that our service is distinguished by the quality offered by our network provider. Purchasers of our calling cards are provided personal identification numbers, which in turn provide access to the network for the duration of the call.

     We are a very recent entrant into the competitive communications industry. We began offering our service in May, 2000, following execution of an agreement with our network provider. Our marketing focus is geared to residential and small commercial customers. However, as of fiscal year end June 30, 2000, we had very few customers and very limited revenues. We should be considered in the development stage and are subject to all the risks inherent in that status.


Our Strategy

     Our strategy, then, is to exploit what we believe to be an excellent opportunity to market VoIP service using a private network. Using experience from the communication industry during the 1980's and 1990's, we hope to act as a reseller of VoIP service to large groups of individuals and businesses searching for a lower cost alternative to traditional phone service. We believe our agreement with our network provider will provide access to equipment and facilities necessary to offer this service to our customers at a level of quality which will be deemed highly satisfactory. Our immediate efforts will therefore be geared to aggressively marketing our service on a nationwide basis.

     In order to attract a large number of customers and grow our services rapidly, we hope to offer an array of service to compliment our domestic long distance service. We hope this will accelerate the success of our marketing efforts. We also hope to develop national brand recognition for our company and our service through an aggressive campaign of marketing and advertising. If we are successful in penetrating the market for domestic long distance service, we hope to expand our service to include international long distance. However, this will require additional agreements with companies which can provide international service.


The Network

     The backbone of our current service is the private network operated by a network provider in the Southeastern United States. This agreement provides us access to the network and equipment maintained by our network provider in order to provide certain of our services. We believe that our agreement with our network provider is the most important element of our business strategy at present.

     The network operated by our network provider is co-located in major telecommunication companies' sites covering approximately 145 major metropolitan areas and 70% of the United States. It is based on a hub and spoke topography and represents what we believe to be the largest, privately operated fiber optic network in the country, assembled by agreement with other network providers throughout the country. It consists of these connected networks together with VoIP switches placed in the facilities of telecommunications companies in various metropolitan areas. Coverage of the network is being expanded continually to provide expanding service to our customers. The network is monitored 24 hours a day, seven days a week by a staff of highly trained network analysts. Coverage includes intracity, intrastate and interstate.


                                  RISK FACTORS

     THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. EACH PROSPECTIVE PURCHASER OF THE SHARES OFFERED HEREBY SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS BUT SHOULD GIVE SPECIAL CONSIDERATION TO THE RISK FACTORS DESCRIBED BELOW.


Risks Associated With Our Financial Position

     (A) Our business may never be profitable. Our acquisition of Pipeline Technologies was effective on June 21, 2000. Prior to that, Pipeline had operated for a very limited period of time and had no revenue. Consequently, we have a very limited operating history. For the six months ended June 30, 2000, we reported total revenue of $1,095 and a net loss of $(979,047). We are in the very early phase of our development. Our future success will depend on many factors, including our ability to attract and retain a sufficient number of customers to generate enough revenue to cover our overhead and become profitable. Purchasers of our common stock should be aware of the difficulties encountered by companies such as ours, including the need for working capital, limited personnel and intense competition. There is no assurance our business will be profitable in the future.

     (B) We require substantial additional working capital. We require substantial additional capital to implement our business plan and generate revenue. At June 30, 2000, we had a deficit in working capital of $(767,072) and a deficit in shareholders' equity of $(734,696). The report of our independent accountants contains a qualification about our ability to continue as a going concern unless we receive additional working capital and/or achieve profitable operations. Our commitments for capital expenditure include marketing, payments to our network provider and general and administrative expenses, including employee salaries. We expect to operate at a loss until such time as we obtain a sufficient number of customers to generate revenue to cover operating, general and administrative expenses. Despite these needs, we have no assured source of capital financing to meet these requirements. We have had discussions with a number of investment bankers and other financial sources to raise capital on our behalf, but no funds have yet been received. The completion of any of these financings is subject to many factors, including completion of a definitive agreement and conditions in the stock market as a whole. Many of these factors are outside of our control. Consequently, there is no assurance we will receive working capital sufficient to meet our requirements. Our failure to obtain this working capital on a timely basis will delay or impede implementation of our business plan.

     (C) Our agreement with our network provider requires minimum monthly payments of $50,000 to maintain access to our service network. In an effort to obtain the most favorable terms for our customers, we negotiated an arrangement with our network provider which includes a minimum monthly payment of $50,000. The payment is required whether or not we are successful in obtaining customers who will generate that much revenue. The payment may place a substantial strain on our limited financial resources, especially if we are unable to sell significant amounts of common stock under the purchase agreement. In that event, we would be forced to seek other means of financing, with a concurrent delay in implementation of our service and business plan. In addition, our failure or inability to make the required minimum payment to our network provider may result in their terminating our access to the network, further hampering our business plan.


Business Factors That May Negatively Affect Our Operations

     (A) We are entirely dependent on a third party for access to the network. Due to our limited working capital and operating experience, we are entirely dependent on our network provider for access to the network essential to providing our service. As a result, we are entirely dependent on our network provider to operate our business. An interruption or failure in their network or termination of service would adversely affect our customers and results of operation. We essentially act as a reseller of service made possible through our network provider. While we believe other network providers may be available, there is no assurance that such access can be obtained on terms which are acceptable or which would result in profit. Furthermore, there is no assurance that our agreement with our network provider can be renewed following its expiration.

     (B) Our success depends on our ability to keep up with rapidly changing technology. We depend on a network, computers, telecommunications equipment and software capabilities to run our business. However, we do not have sufficient capital to invest in development of our own equipment or software. Consequently, we are dependent on the resources of third parties to maintain our technological advantage. Our failure to maintain the competitiveness of our technological capabilities or respond effectively to technological change could negatively affect our business, results of operation or financial condition. We do not invest funds in research and development. We depend on products and services developed by independent third parties for our technology. Our future viability and profitability will depend on numerous factors, including our ability to (i) market our existing technology to a sufficient number of customers; (ii) increase our service offerings to attract additional customers; and (iii) keep up with technological change in our industry. We cannot assure that technologies or services developed by our competitors, especially those in the voice-over-Internet arena, will not render our products or services non-competitive or obsolete.

     (C) The communications industry is extremely competitive, and we believe we act at a competitive disadvantage due to our limited financial and personnel resources. Beginning with deregulation of the AT&T system in the 1970's, competition in the communications industry has been intense. Historically, the industry was dominated by large, well-established companies, originally regional Bells, and later, well capitalized competitors such as MCI, Sprint and Excel. Recently, competition has spread to smaller regional and local carriers and Internet providers. Competition exists among different technologies, as well as companies competing with the same service. We believe we are at a competitive disadvantage with many of these entities, due to our limited financial and personnel resources. In addition, VoIP is a new service with limited operating history. Our competitors include the following:

     o Internet telephony service providers. Internet telephony service providers such as delta 3.com, iBasis (formerly know as VIP Calling), ICG Communications, IP Voice.com, and Net2Phone.

     o Telecommunications companies. A number of telecommunications companies, including AT&T, Deutsche Telekom, MCI Worldcom and Quest, currently maintain, or plan to maintain, packet switch networks to route the voice traffic of other telecommunications companies.

     o Network hardware manufacturers. A large number of telecommunications providers and equipment manufacturers, including Alcatel, Cisco Systems, Lucent, Northern Telecom and Dialogic have announced that they intend to offer products similar to ours or our competitors.

     o Voice-enabled online commerce providers. Several companies, including USA Global Link and AT&T's Inter@ctive Communications, have begun to apply Internet telephony technologies in connection with online commerce transactions.

As the number of competitors providing long distance service increases, the price at which such service may be sold may continually decrease. Such price competition could adversely affect ours and our competitors' business.

     (D) In the event we experience difficulty managing our operations, our chances of achieving profitability may be reduced. Our future performance will depend, in part, on our ability to manage our anticipated growth effectively. To that end, we will have to undertake the following tasks:

     o    Develop  our  operating,  administrative,   financial  and  accounting
          systems and controls;

     o Improve coordination among our accounting, finance, marketing and operations personnel;

     o    Enhance our management information systems capabilities;

     o    Evaluate and perfect our customer service; and

     o    Hire and train additional qualified personnel.

If we cannot accomplish these tasks, our chances of achieving profitability will be diminished.

     (E) Because we are unable to predict the volume of usage on the network which we lease, we may be forced to enter into disadvantageous contracts that would reduce our operating margins. Because of our limited operating history, we are unable to predict with any degree of accuracy the volume of usage on the network which we lease. Furthermore, since we do not own the network, we are unable to control access by third parties. This may result in overuse in the network, impeding or impairing call quality or transmission. While our network provider has pledged to increase the capacity as our usage increases, there is no assurance it will successfully complete that expansion. We may therefore have to enter into other long-term agreements for leased capacity. Long-term agreements for network capacity may adversely effect our operations and financial performance.

     (F) We operate in an uncertain regulatory environment and future legislation may adversely affect our business. Unlike traditional telephony service, which has historically been regulated by the Federal Communications Commission, VoIP and voice-over-Internet is currently unregulated by Federal or state law. However, efforts to regulate this service as the popularity increases may also increase. Voice-over-Internet service was illegal in Japan until 1999. The national telephone company in Mexico has been trying to shut down Internet-based service within its boundaries. While we believe we are currently unregulated, there is no assurance such regulations may not be adopted in the future.

     Additionally, it is possible that laws - new or already in existence - may be applied by the U.S. and/or other countries to transport services provided over the Internet, including laws governing:

     o    Sales and other taxes;

     o    User privacy;

     o    Pricing controls;

     o    Characteristics and quality of products and services;

     o    Consumer protection;

     o Cross-border commerce, including laws that would impose tariffs, duties and other import restrictions; and

     On May 16, 2000, the House of Representatives passed H.R. 1291, the Internet Access Charge Prohibition Act. The bill prohibits the FCC from imposing on Internet service providers the access fees to support the Universal Service Fund that are imposed on telephone companies - if the "contribution" would be based on a measure of the time that telecommunications services are used in the provision of Internet access service.

     Despite the prohibition on access surcharges, the bill does allow the FCC to charge access fees for Internet telephone services, regardless of whether a telephone or other apparatus is used to place a call. The bill failed in limiting the FCC to flat rate charges on Internet phone use. Thus, the FCC can choose any method it wants, including a fee based on the per-minute usage by consumers. Although no rulings regarding any limitations have yet been made by the FCC, there is no assurance such regulations may not be adopted in the future.

     If such laws are applied to our services, our ability to conduct our business could be materially adversely affected.

     (G) Our business may suffer if we lose the service of any key personnel. We depend on the continued services of a key management employee. This individual is Timothy J. Murtaugh, President and Chief Executive Officer. Mr. Murtaugh founded the Company and is primarily responsible for marketing the Company's service. The loss of the services of Mr. Murtaugh could adversely affect our business. While we have an employment agreement with Mr. Murtaugh for a period of four years, we maintain no "key man" life insurance on his life. The loss of this individual would adversely affect our business.

     (H) Our failure to attract and retain affiliates, distributors and customers will negatively affect our business. If we are unable to attract and retain affiliates, distributors and customers, our revenues will suffer and adversely affect our results of operations. Our business is dependent on attracting affiliates or affinity groups who we hope will help market our service to their members. These potential affiliates include credit unions, colleges and universities, social, fraternal and other organizations. We also hope to reach additional agreements with distributors to assist in marketing our service to end users. However, our ability to attract affiliates and customers will depend on a number of factors, including:

     o Our ability to reach agreement with affinity groups, telephony resellers and individual customers regarding the terms and conditions applicable to our business relationship;

     o Our success in marketing our service to potential new and existing affiliates and customers;

     o    Pricing by traditional carriers;

     o    The rate at which we are able to deploy our service;

     o    Consolidation in the telecommunications industry; and

     o    The quality of the customer and technical support we provide.

     (I) Acquisitions may disrupt our business, divert the attention of our management and require significant additional capital infusions. Our industry is characterized by growth through acquisitions. To compete effectively, we expect to make investments in complimentary companies, technologies or assets and may consider a number of acquisitions, significant or otherwise. Acquisitions could disrupt our ongoing business, distract the attention of our small group of management, make it difficult to maintain our network and operational standards and subject us to risks that are different than the risks we currently face. We may also be unable to successfully integrate the services, products and personnel of any acquisition into our operations.

     (J) Any damage to or failure of our system or operations could result in reductions in, or termination of, our service. Our success depends on our ability to provide efficient and uninterrupted, high quality service. The network which we lease, our systems and operations are vulnerable to damage or interruption from natural disasters, power loss, telecommunications failures, physical or electronic break-ins, sabotage, intentional acts of vandalism or similar events that may or may not be beyond our control. The occurrence of any or all of these events could hurt our reputation and cause us to lose customers.


Other Factors that May Negatively Affect Our Common Stock

     (A) Our status as defendants in a lawsuit may adversely affect our financial condition and results of operations. We are currently defendants in a civil lawsuit pending in the circuit court for Dade County, Florida. On August 18, 2000, plaintiffs J.R. Bautista and Scarlett Investment Group, Inc. filed a lawsuit against us, our subsidiary, our president and chief executive officer and certain other individuals and entities arising from a settlement which we previously executed. The claim in this lawsuit is for breach of the settlement agreement. Plaintiffs in the action seek damages under these claims for $175,000. While this litigation was only recently commenced, and no trial date has yet been set, we do not believe we are liable for the damages asserted by the plaintiffs. We intend to vigorously defend this action and, if necessary, assert claims for indemnification against a third party to protect any liability which we may incurr. However, there is no assurance that this litigation will be terminated in our favor or that we will successfully prosecute or collect on our indemnification claim. Any judgment against us in that litigation would have a negative effect on our financial conditions and results of operations.

     (B) There may be no active public market for our common stock, so it may be difficult to resell. Because our stock presently trades in limited amounts, we can't assure you that there will be an active public market for our shares in the future. Quotations for our stock are currently reported on the "Bulletin Board" maintained by the NASD. As a result, trading in our stock may be limited. You shouldn't expect to easily resell our common stock if you buy it.

     (C) Our stock price may experience extreme price and volume fluctuations. The stock market in general, and the OTC Market in particular, has historically experienced extreme price and volume fluctuations that have often been unrelated to the operating performance of companies and which has affected the market price of securities of many companies. The trading price of our common stock is likely to be highly volatile and could also be subject to significant fluctuations in price in response to such factors as:

     o    variations in quarterly results of operations;

     o announcements of new services or acquisitions by us or our competitors;

     o    governmental regulatory action;

     o    general trends in our industry and overall market conditions; and

     o    other event or factors, many of which are beyond our control.

     Movements in prices of equity securities may also affect the market price of our common stock in general.

     (D) Our stock may be characterized as "penny stock," subjecting it to additional disclosure and other requirements which may have the effect of reducing the level of trading activity. Sales of certain lower priced securities are regulated by special rules adopted by the Securities and Exchange Commission. "Penny stocks" generally are equity securities with a price of less than $5 per share, other than securities listed on certain national securities exchanges or quoted in the Nasdaq system. These penny stock rules require a securities broker or dealer, prior to a transaction in a penny stock not otherwise excused from the rules, to deliver risk disclosure information to its customer. The broker or dealer must also provide the customer with current sales information for the stock, the compensation of the broker or dealer and monthly account statements showing the market value of each stock held in the customer's accounts. In addition, these rules require that the broker or dealer make a written determination that the security is a suitable investment for the customer and receive the customer's agreement to the transaction. These disclosure and other requirements may have the effect of reducing the level of trading activity in our stock. Based on the historical trading price of our stock, we believe it will initially be characterized as a penny stock.

     (E) We don't plan to pay dividends in the near future, so investors will not receive any dividend payments regardless of the level of earnings. We don't expect to pay dividends on our common stock any time soon. We expect to use any earnings to develop our business. Our Board of Directors will decide on any future payment of dividends, depending on our results of operations, financial condition, capital requirements and any other relevant factors.

     (F) You will experience immediate dilution in value of shares purchased. You'll experience immediate and substantial dilution in net tangible book value for any common stock you purchase. Our net tangible book value as of June 30, 2000, was $(734,696) or $(.07) per share. Assuming sales of the common stock at $4.125 per share, of which there is no assurance, shareholders will experience an immediate decrease in net tangible book value of $4.195 per share.

     (G) Our Company is controlled by management, so shareholders will have a limited voice in the affairs of the Company. Members of our management own or control approximately 69.25% of our outstanding common stock. As a result, these individuals will be able to control election of our Board of Directors and other events affecting our future. The Articles of Incorporation under which we operate allow approval of all significant transactions by a majority vote of the outstanding shares. Because our management owns substantially in excess of 50% of the outstanding common stock, they will be in a position to control the Company for the foreseeable future. Other shareholders will have a limited voice in the affairs of our Company.

     (H) Sale of a substantial amount of our common stock into the market in the future or the perception of such a sale may depress our stock price. Sales of a substantial amount of our common stock in the public market by individuals or entities to whom we may sell our stock or the perception that such sales might occur could negatively affect the market price of our common stock in the future. Pursuant to a financing agreement which we have recently executed, we have agreed to sell up to $10 million of convertible preferred stock, and to register the preferred stock and underlying common stock on behalf of the proposed purchaser. The sale of any or perception of sale of any of this common stock may adversely affect our stock price. Furthermore, of the 9,949,383 shares of common stock outstanding as of the date of this prospectus, approximately 995,958 are freely tradable and 8,953,425 are subject to restrictions on resale imposed by securities laws. The shares of restricted stock may be sold in the public market only if registered or if they qualify for an exemption from registration under federal and state law. The shares issued in connection with the merger of Pipeline become available for resale in limited amounts in June, 2001. In addition, there are up to 150,000 additional shares underlying outstanding common stock purchase warrants and options exercisable at prices ranging from $2.00 to $4.00.

                              SELLING SHAREHOLDERS

     The Selling Shareholders consists of all persons to whom Shares may be issued under the Plan and who are directors or executive officers of the Company and are therefore deemed to be affiliates for purposes of Rule 144 promulgated pursuant to the Securities Act. The following table sets forth, as of October 27, 2000: (i) the name of each Selling Shareholder, (ii) his position with the Company and its predecessor or affiliates, over the last three years, (iii) the number of Shares of Common Stock beneficially owned by each Selling Shareholder as of that date, (iv) the number of Shares of Common Stock issued or issuable under the Plan to each Selling Shareholder based on Options or grants at that date, which is also the number of shares covered by this Prospectus that may be sold for the account of such Selling Shareholder, and (v) the number of Shares and percentage of class that would be owned by each Selling Shareholder if all such registered Shares were issued to and sold by the Selling Shareholder. If Options or Shares are granted to additional Selling Shareholders in the future, a Prospectus Supplement will be filed amending the table. None of the Selling Shareholders named in the table has had any position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates, other than as described below.

Name and Position       Number            Number of              Percentage of
                        of Shares         Shares Covered         Ownership
                        Beneficially      By This                After Offering
                        Owned             Prospectus             is Completed
-------------------     ------------      ---------------        ---------------
John D. McKey, Jr.,     1,075,000            75,000                 10.64%
Director(1)

--------------------------
(1) On May 3, 2000, Candace McKey, wife of John D. McKey, Jr., loaned our company $125,000 pursuant to a convertible promissory note. Mrs. McKey elected to convert the entire balance plus interest in the amount of $1,479.45 into 250,000 shares of common shares on June 8, 2000. On June 21, 2000, Mr. McKey loaned our company $150,000 pursuant to a convertible promissory note. The note is due in full on June 21, 2001, has an interest rate of 12% per annum and quarterly payments of interest only. In addition to principal and interest, Mr. McKey received a common stock purchase warrant to acquire up to 75,000 shares of our common stock at the exercise price of $2.00 per share, effective June 21, 2000 with an exercise period of three years thereafter.
--------------------------


                              PLAN OF DISTRIBUTION

     All of the Shares offered hereby would be sold for the accounts of the Selling Shareholders. We would not receive any of the proceeds from the sale of the Shares.

     We have been advised that the Shares may be sold from time to time by the Selling Shareholders, or by any pledgee or other successor in interest to the Selling Shareholders, in regular brokerage transactions on a national securities exchange or in the over-the-counter market, in transactions directly with market makers, in privately negotiated transactions, or through a combination of such methods at fixed prices (which may be changed), at market prices prevailing at the time of sale or at negotiated prices.

     The Selling Shareholders, or any pledgee or other successor in interest, may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders, any pledgee or other successor in interest, or the purchasers of Shares for whom such broker-dealers may act as agent, or to whom they sell as principal, or both which compensation, as to a particular broker-dealer, may be in excess of customary commissions. The Selling Shareholders and any such underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriters, dealers and agents may engage in transactions with, and perform services for, us.

     Certain expenses in connection with the registration of the Shares under the Securities Act, including fees and expenses of our counsel and accountants, filing fees and printing expenses, will be borne by us. Each Selling Shareholder will bear his or her own legal and accounting expenses, if any, as well as all transfer taxes, discounts, concessions, commissions or other compensation paid to broker-dealers.

     Any Shares that qualify for resale pursuant to Rule 144 promulgated under the Securities Act may be sold under the Rule rather than pursuant to this Prospectus.

     There can be no assurance that the Selling Shareholders will sell any or all of the Shares covered by this Prospectus.

                                     EXPERTS

     The audited balance sheet of the Company as of June 30, 2000, statement of operations, changes in shareholder's equity and cash flows for the transition period ended June 30, 2000 included in the Company's Annual Report on Form 10-KSB, incorporated by reference in this Registration Statement and Prospectus, have been incorporated herein in reliance on the report of Stark Tinter & Associates, LLC, independent public accounts, given on the authority of that firm as experts of accounting and auditing.


                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby has been passed upon for the Company by Overton, Babiarz & Associates, P.C., Englewood, Colorado. David
J. Babiarz, a member of that firm, individually and through a partnership in which he is the general partner, owns an aggregate of 5000 shares of our common stock.

                                     PART II

               Information required in the Registration Statement

Item 3. Incorporation of Documents by Reference

     The following documents filed by Pipeline Technologies, Inc. (the "Company" or the "Registrant") with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the transition period ended June 30, 2000 (File No. 0-23823); and

     (b) The description of the Common Stock contained in the Company's Form 8-A dated February 19, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of the filing of such documents.


Item 4. Description of Securities

     All of the securities being registered are registered under Section 12 of the Exchange Act.


Item 5. Interest of Named Experts and Counsel

     Included in the Prospectus.


Item 6. Indemnification of Directors and Officers

     Section 7-109-103 of the Colorado Business Corporation Act (the "Act") provides that a corporation organized under Colorado law shall be required to indemnify a person who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or fiduciary or agent of another corporation or other entity or of any employee benefit plan (a "Director") or officer of the corporation and who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation.

     Section 7-109-102 of the Act provides, generally, that a corporation may indemnify a person made a party to a proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the Corporation, the person's conduct was in the corporation's best interests and, in all other cases, his or her conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding. Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     The Company's Articles of Incorporation provide for indemnification of directors and officers to the full extent permitted under Colorado law. The Company may also, but is not obligated to, indemnify any person who is or was an officer, agent or employee of the Company to a greater extent than a director.

     Section 7-108-402 of the Act provides, generally, that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in ss. 7-108-403, or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective.

     The Company's Articles of Incorporation limit director's liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Colorado law.


Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

     See Exhibit Index and Exhibits at the end of this Registration Statement.


Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

     (2) For the purpose of determining any liability under the Securities Act of 1933, to treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) and each filing of the annual report of the Plan pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Duval, State of Florida on the 30th day of October, 2000.


                         PIPELINE TECHNOLOGIES, INC.

                     By: /s/ Timothy J. Murtaugh
                         -------------------------------------------------------
                         Timothy J. Murtaugh, President, Chief Executive Officer


                                POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy J. Murtaugh, his true and lawful attorneys-in-fact and agents, each with the full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                 Title                                Date
-----------------------    ----------------------------------   ----------------

/s/ Timothy J. Murtaugh    President, Chief Executive Officer   October 30, 2000
-----------------------    and Director
Timothy J. Murtaugh


/s/ Robert L. Maige        Chief Financial Officer, Treasurer   October 30, 2000
-----------------------    and Director
Robert L. Maige, Jr.

Exhibit No.      Description
-----------      ----------------------------------------------------------

5 Opinion of Overton, Babiarz & Associates, P.C. regarding the legality of the securities registered hereunder

23(a)            Consent of Stark Tinter & Associates, LLC

23(b)            Consent of Overton, Babiarz & Sykes, P.C.
                 (included in Exhibit 5)

24 Power of Attorney (included in the signature page to this Registration Statement)